FEDERAL HOME LOAN BANK OF BOSTON

2025 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•Promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2025 Strategic Business Plan;
•Provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and
•Facilitate the retention and commitment of those in key leadership roles.

Guiding Principles:

The 2025 EIP is intended to:

•Reflect the Bank’s commitment to its mission of providing reliable liquidity and funding to member institutions and supporting affordable housing and community development.
•Reflect a reasonable assessment of the Bank’s financial situation and prospects.
•Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.
•For senior executives, tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.
•Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

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Incentive Goals for Participants:

The incentive goals for all participants are summarized in the following table with more detail in Appendix A. Levels of achievement for the Core Return on Equity goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Non ERM Weight	ERM Weight	Threshold	Target	Excess
Core Return on Equity, subject to risk limits[1]	30%	20%	4.40%, as adjusted for interest rates	5.49%, as adjusted for interest rates	6.32%, as adjusted for interest rates
Bank-wide ERM Initiatives	0%	45%	As Documented in Appendix A
Member Users of HCI Programs	10%	10%	204	272	340
Voluntary Program Commitments	10%	5%	Commit funds allocated to voluntary programs by 12/31/25:
			90%	95%	98%
Community Development Advance Programs	10%	5%	$332 million	$443 million	$554 million
Depository Member Product Utilization	10%	0%	312	350	400
Insurance Member Advances Utilization	10%	0%	99	124	149
Operational Risk Reduction	20%	15%	Implement operational risk mitigation projects for workflows prioritized by the Operational Risk Committee:
			2	3	4

1 Each of the performance levels will be adjusted up/(down) by 0.8 basis point for every basis point by which the average daily federal funds rate is greater than/ (less than) the 4.10% rate assumed in the 2025 Rebaseline Forecast.

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Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s 2025 base salary at year-end, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary[2]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
COO & CFO	36.00%	60.00%	84.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the above goals will be calculated at the conclusion of 2025 based on results as of December 31, 2025. Awards will be calculated based on interpolation of results for all goals except for the Operational Risk Reduction Goal, and ERM Initiatives. No award will be paid for performance less than threshold for any given goal. No incremental award will be paid for results above excess for any given goal.

The President, COO & CFO, and participants in Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be eligible to receive sixty (60) percent of such award in a cash payment. The remaining portion will be treated as a deferred award. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on December 31, 2025, in order to receive the cash portion of an award.

The performance metrics in this EIP require substantial time and effort to compile and verify, culminating in the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required. The cash portion of the award will be deemed earned upon conclusion of this process and paid shortly thereafter, but no later than March 15.

Payment of the deferred award will be made in March 2028, subject to the criteria noted below.

Deferred Portion of Award Payable after Year-End 2027 (excludes Tier III participants):

The EIP is intended to align participants’ compensation with not only the Bank’s performance in the plan year, but also the longer-term financial health and stability of the Bank. Participants are expected to maintain ongoing vigilance with respect to business results achieved in 2025 and to actively participate in any reconciliation or remediation of those 2025 results as may be warranted. As such, each earned award under the EIP includes a portion equal to the deferred portion of the 2025 award with an interest credit based on the compounded average of daily SOFR from January 1, 2026 to December 31, 2027.3

2 Maximum incentive payable in March of any year equals 100% of the plan year base salary.
3 The Federal Reserve Bank of New York provides a SOFR index that allows for a calculation of compounded averages of SOFR for a given period using the formula: SOFR Average between x and y = ((SOFR Index at y / SOFR Index at x) -1) x (360/number of calendar dates in the calculation period) where x and y are the start and end dates of the calculation period.

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In addition, to ensure continuing alignment between the Bank’s longer-term financial health and stability, the following conditions must be satisfied for participants to receive the deferred award:

•The participant is in employment with the Bank on December 31, 2027, or otherwise meets employment-related requirements described below in EIP Administration, and
•Depending on the role of the EIP participant, and subject to the discretion of the board of directors, or the President & CEO, the deferred award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2026 and/or 2027, any of the following occur such that if it had occurred prior to the year-end 2025 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
ooperational errors or omissions resulting in material revisions to (A) the 2025 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2025;
osubmission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or
ofailure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
•Depending on the role of the EIP participant, all deferred award payouts shall be subject to the final approval of the board of directors, or the President & CEO, and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. Management Committee members are eligible to participate in the 2025 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of senior management or highly compensated employees may also be eligible for participation in the 2025 Executive Incentive Plan. For these EIP participants, the President and CEO will approve participation, tier levels and any award paid. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the board of directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP; to make determinations of attainment of goals, awards payable to each participant of Management Committee and any named executive officers determined in accordance with SEC regulations and to adjust plan awards for any relevant and unforeseen circumstances without the consent of any EIP participant. Such circumstances may include, without limitation, changes in business strategy, termination or commencement of business lines, impact of economic fluctuations, growth or consolidation of the membership base, net income above or below the level projected in the Bank’s Strategic Business Plan, or regulatory or other changes impacting the Bank or the FHLBank System. The Committee shall not make adjustments for circumstances that include changes to goals, weights, or levels of achievement (other than adjustments that reduce payout amounts) without re-submission to FHFA.

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The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not amend the EIP without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine an individual’s eligibility for participation in the EIP for employees who are not members of the Management Committee and make recommendations for EIP eligibility to the Human Resources and Compensation Committee of the board of directors for those in Management Committee roles.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee for Management Committee members and other named executive officers as determined in accordance with SEC regulations, following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA). The Bank’s President and Chief Executive Officer shall determine awards payable to all other EIP participants.

Participants must receive a performance rating of “Meets Expectations” or better for 2025 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2025 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2025 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the end of the plan year, will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee relative to those in a Management Committee role, or other named executive officer as determined in accordance with the SEC regulations at their sole discretion and subject to review of the FHFA, if required.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to December 31, 2025, or who terminate employment prior to such date and are eligible to retire4 from employment with the Bank may receive a pro rata payment of the current incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, if member of Management Committee or other named executive officer as determined in accordance with the SEC regulations and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2025. To be eligible, the participant must complete at least six months of service in 2025 and otherwise satisfy the EIP’s requirements. For participants seeking to retire, a minimum of six months' advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities leading to the retirement date in order for such individuals to be eligible for a prorated award.
•EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2025 deferred award payment date in March 2028, or who terminate employment prior to the deferred award payment date and are eligible to retire5 from employment with the Bank, may become eligible to receive a
4 An employee is eligible to retire if the employee has (i) attained the age of sixty five (65) or (ii) been employed with the Bank for at least five (5) years and reached at least age sixty (60).

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•payment of the deferred award. Participants who die, become disabled, or retire5 (and meet the eligibility requirements described above) during 2025 may be eligible to receive a pro rata payment of the deferred award as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee if member of Management Committee or other named executive officer in accordance with the SEC regulations and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to eligible retired5 or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Chief Human Resources Officer may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator (CHRO) and actually received by the Administrator (CHRO) prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

Appendix A - Goal Definitions

Core Return on Equity:

The metric for this goal is defined below. The required performance level for Target is based on the 2025 Strategic Business Plan Base Case projection.

To account for the expected sensitivity of Core Return on Equity to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2025 will be adjusted upward or downward by 0.8 basis point for every basis point by which the average daily federal funds rate deviates from the 4.10% assumed in the Re-baselined 2025 forecast for the 2025 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s Market Value of Equity to Par Stock ratio and Duration of Equity5 limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Core Return on Equity =

Core Net Income divided by (Average daily balance of Capital Stock including Mandatorily Redeemable Capital Stock + Average daily balance of Retained Earnings)

Core Net Income = 2025 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP), adjusted for the following:

oPrepayment Fees – deduct fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gains and losses.

oHistorical Prepayment Fee Amortization – add the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the remaining original lives of the prepaid assets.

5 Duration of Equity modeled using interest rate simulations not constrained to a lower bound of zero.

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oDebt Retirement Costs – remove losses incurred under GAAP when outstanding debt is purchased for retirement or the obligation is transferred to another FHLBank, net of hedge unwind gains and losses.

oHistorical Debt Retirement Cost Amortization – deduct the current-period, straight-line amortization of all historical debt retirement costs over the remaining original lives of the retired liabilities.

oNet Unrealized Fair Value Adjustments – remove net unrealized gains and losses, as recognized under GAAP, attributable to 1) derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, and 2) trading securities.

oImputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities – add the level-yield amortization (or accretion) of purchase price premiums (or discounts) on investment securities classified as Trading Securities for which premium amortization (or discount accretion) is not recorded under GAAP but is instead imbedded within changes in fair value of the investment securities.

oInterest Expense on Mandatorily Redeemable Capital Stock – remove interest expense on Mandatorily Redeemable Capital Stock, which represents dividends payable to holders of Class B Stock that has been classified as Mandatorily Redeemable Capital Stock.

oPayments for Disaster Relief Assistance – remove expenses for any payments made under our Disaster Relief program, which are assumed to be zero in the 2025 Strategic Business Plan Base Case projection.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Core Return on Equity, while negative adjustments are to be retained in Core Return on Equity.

Rationale for the Adjustments noted above:

oThe exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Core Return on Equity metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.
oThe exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.
oThe imputed amortization (accretion) of premiums (discounts) on Trading Securities is added to recognize the level-yield expense (or income) associated with purchase price premiums (or discounts) that is otherwise imbedded within the net fair value adjustment for these securities.

The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA.

Housing and Community Development Mission Goal:

(A)Member Users of HCI Programs. This goal is based on the number of members utilizing the Bank’s Housing and Community Investment (HCI) Programs, which include Jobs for New England, Housing

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Our Workforce, Lift Up Homeownership, the MPF Permanent Rate Buydown program, the CDFI Advance program, the Equity Builder Program, and the Affordable Housing Program. For the Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and Equity Builder programs, a member user is defined as a member that enrolls (i.e receives a commitment of funding from the HCI program to support the member’s commitment to fund a loan to its customer) one or more qualifying transactions. For the AHP program, a member user is a member that submits a completed application for the AHP program in 2025. For the MPF Permanent Rate Buydown program, a member user is defined as a member that sells a loan into the MPF Permanent Rate Buydown program and is funded in 2025. The total number of member users is the sum of member users in the aforementioned HCI Programs, counted separately for each program. A given member will count only once per HCI Program.

(B)Voluntary Program Commitments. For purposes of this component of the Housing and Community Development Mission Goal, the Bank’s voluntary programs include Jobs for New England, Housing Our Workforce, Lift Up Homeownership, MPF Permanent Rate Buydown, and CDFI Advance programs. Any other voluntary programs that the Bank may implement during 2025 are not in scope for this goal. The Threshold, Target, and Excess levels require the Bank to commit a minimum of 90%, 95%, and 98% of total allocated subsidies by December 31, 2025, respectively. For all voluntary programs other than the MPF Rate Buydown program, subsidies are committed when a member receives a commitment of funding from the Bank to support the member’s commitment to fund a loan to a customer. For the MPF Rate Buydown program, subsidies are committed when a member’s loan sale into the MPF Rate Buydown program is funded.

(C)Community Development Advance Programs. The Bank provides discounted advances to members funding eligible loans supporting community investments through our Community Development Advance (CDA) and Community Development Advance Extra (CDA Extra) programs. To meet this goal, the Bank must commit the amounts shown by December 31, 2025. For the purposes of this goal, an advance will be considered to have been committed when the Bank has committed to a specific product, funding amount, disbursement date, maturity date, and rate (i.e. an advance has been “opened.”)

Depository Member Product Utilization:

This goal measures utilization of the Bank’s products by depository members. References to “member” in this goal refer to depository members only. For each product category below, the Bank will determine the number of members utilizing a Bank product in that category in 2025. The goal will be based on the sum across the three categories of the number of members utilizing each product category. A given member may be counted up to three times depending on the number of product categories in which they were a user in 2025.

1.Advances—Any advance of any type or term excluding the following: Daily Cash Manager (DCM) advances less than $100,000; Ideal Way advances; JNE advances; Affordable Housing Program advances; and CDA and CDA Extra advances. Advances must be opened in 2025 to be eligible.
2.Letters of Credit—Any Letter of Credit product issued with an effective date in 2025 or an amendment date in 2025 that increases the amount or extends the maturity date.
3.Mortgage Partnership Finance (MPF)—Any loans sold by a Participating Financial Institution into any of the MPF products in 2025. The count of MPF depository users will exclude members whose use of the MPF program is in the MPF PRB program only (since those members are included in the count for the HCI Member Users goal).

The Bank’s performance on this goal shall be calculated as follows:

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•Utilization of multiple products within a product category will count as a single instance of member utilization.
•The calculation shall be based on activity during 2025 by members with an active membership at any point during 2025.

Insurance Member Advances Utilization:

This goal measures utilization of the Bank’s advances by insurance members. References to “member” in this goal refer to insurance members only. For each of the four categories of advances below, the Bank will determine the number of members utilizing that category in 2025 and assign points based on the definitions below.  The goal achievement is tabulated by the sum of the points across the four categories.

1.Daily Cash Manager (DCM) Advances: 1 point per member usage, limited to 1 point maximum per member. (Multiple uses of overnight advances by the same member will only count once.)
2.Advances with term greater than 1 day and less than 30 days: 2 points per member usage in 2025, limited to 2 points maximum per member. DCM Advances excluded. (Multiple uses of these advances by the same member will only count once.)
3.Advances with term greater than or equal to 30 days and less than 1 year: 3 points per member usage in 2025, limited to 3 points maximum per member. (Multiple uses of these advances by the same member will only count once.)
4.Advances with term greater than or equal to 1 year: 4 points for each advance in 2025. No per-member limit on the number of eligible instances.

The Bank’s performance on this goal shall be calculated as follows:

•Any advance of any type or term with an open date in 2025 is eligible, with the exception of DCM advances under $100,000, Ideal Way advances, and CDA and CDA Extra advances.
•Members may have eligible activity in each of the four categories, subject to the individual limits of each category.
•The calculation shall be based on activity during 2025 by members with an active membership at any point during 2025.
•For advances where the Bank holds the option to cancel, the final maturity of the advances shall be used to determine the term of the advance.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is less than 1 year from the open date, the call (reset) date will determine the term of the advance and the advance will count only once.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is one year or longer from the open date, there is no per-member limit.
•Advances with terms of 1 year or greater that are originated on the same day as part of a ladder strategy will count as one advance. A ladder strategy is defined as multiple advances of the same product type, taken by the same member on the same open date, and where all advances have terms one year or longer and fall into the same bucket defined above. A ladder strategy will count once per member per open date.

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Operational Risk Reduction Goal:
The purpose of the Operational Risk Reduction goal is to identify business workflows with operational risks, including cyber risks, and develop plans to mitigate such risks through system or process improvements including automation where appropriate. Identification of business workflows will be based on discussion with business owners regarding the likelihood of adverse events arising from human error or ineffective systems and processes, and the benefits and costs of risk mitigation. Qualifying risk mitigation plans may include projects already approved by BTG or underway, but their completion must require a substantial effort undertaken in 2025. The Threshold, Target, and Excess levels of performance require the completion of two, three, and four operational risk mitigation projects in 2025, respectively.

Bank-wide ERM Initiatives:

GOAL 1:  34% weight:  Operational Risk Assessment
ERM to assess and recommend as necessary, potential improvements to the effectiveness of the operational risk management framework across the Bank enhancing first, second and third line practices, policies, procedures and reporting. In this context sources of operational risk shall include but not be limited to system failures, cyber security, human errors, inadequate procedures, and level of operational resiliency. The analysis may include a comparison across system peers and best practices as applicable to the Bank’s lines of business as applicable. The work effort may require engagement of external consulting resources.
Results and recommendations should be presented to Management Committee and the Risk Committee of the Board by:
Excess: September 30, 2025
Target: October 31, 2025
Threshold: December 31, 2025

GOAL 2:  33% weight:  GRC (Governance Risk Compliance) System Evaluation
Evaluate the potential benefits, relative to costs and existing infrastructure, of the implementation of a GRC system. The evaluation shall include research and presentations of multiple vendor product offerings, FHLB peer comparisons, best practices and a comparative evaluation against the existing inventory of GRC like tools.
Results and recommendations should be presented to Management Committee, and the Risk Committee by:

Excess: September 30, 2025
Target: October 31, 2025
Threshold: December 31, 2025

GOAL 3:  33% weight:  Market and Credit Risk Management Financial Modeling

Evaluate financial modeling practices across the ERM pillars of Market and Credit Risk Management with the intent of ensuring consistency in application of financial principles and methodologies, operating efficiency, system/application usage and operational resiliency.

Results and recommendations should be presented to Management Committee and the Risk Committee of the Board by:

Excess: July 31, 2025
Target: September 30, 2025
Threshold: October 31, 2025

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